Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 6, 2015, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of U.S. Concrete, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2014.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of U.S. Concrete, Inc. and Subsidiaries on Form S-8 (File Nos. 333-188621 and 333-187989) and on Form S-3 (File No. 333-198829).

/s/ GRANT THORNTON LLP
Dallas, Texas
March 6, 2015